Exhibit-10.9

January 2, 2020

Dragan Cicic, MD

Dear Dragan:

On behalf of SELLAS Life Sciences Group, Inc. (the “Company”) this letter will confirm our offer of employment to join the Company. The terms are as follows:

Employment: You will be employed on a full-time basis as Senior Vice President, Clinical Research & Development, in our New York office, commencing on February 3, 2020. You will report to the Company’s Chief Executive Officer (the “CEO”) and have the duties and responsibilities that are consistent with your position and such other duties as may from time to time be assigned to you by the Company.

Base Salary: Your semi-monthly base salary will be $13,750.00, corresponding to an annual salary of $330,000.00, less applicable payroll taxes and withholdings, payable in accordance with the Company’s payroll schedule. Your position is classified as exempt according to federal and/or state law which means you are not eligible for overtime pay for hours worked in excess of 40 in a given week. Your base salary shall be reviewed by the Compensation Committee of the Company’s Board of Directors (the “Board”) on an annual basis.

Short-Term Incentive Compensation: On an annual basis and subject to approval of the the Company’s Board of Directors (the “Board”), you shall be entitled to annual short-term incentive compensation at a target level of up to 30% of your Base Salary. The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of individual and Company performance objectives established in advance by the Board or the Board’s Compensation Committee, taking into account input from the CEO, and such actual annual short term incentive compensation amount may be more or less than the target amount. No minimum incentive compensation is guaranteed and the actual amount will be prorated for employees employed for less than a full calendar year. The annual short-term incentive compensation is earned upon payment.

Employee Stock Options. It will be recommended by the Board that the Company grants you with an option to purchase shares of the Company’s common stock (“Common Stock”) at an exercise price per share of Common Stock equal to the closing price of the Common Stock on Nasdaq on the Grant Date (the “Option”). The number of options and the Grant Date will be determined by the Board of Directors no later than February 15, 2020. To be eligible for an Option grant, Executive must still be employed by the Company when the Board grants the Option. It is intended that the Option shall, to the extent it so qualifies, be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. The Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s Continuous Service Status (as defined in the Plan) to the Company through the relevant vesting shares. The Option will be subject to the terms, definitions, and provisions of the Company’s 2019 Equity Incentive Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”).

Employee Benefits. You will be eligible to participate in the Company’s employee benefits programs at the same level as provided to other senior executive level employees of Company, including, without limitation, the Company’s Change in Control Severance Policy and the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, provided that you are eligible under the plan documents that govern those benefits. You will be eligible for twenty (20) days paid vacation and five (5) sick days. Benefits are subject to change at the Company’s sole discretion.

Business Expenses. While you are employed by the Company, the Company will reimburse you for reasonable business travel, entertainment or other business expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Proprietary Information and Inventions. You acknowledge and agree that upon commencement of your employment with the Company, you will sign and be bound by the terms of an Employee Confidential Information and Invention Assignment Agreement, including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

At-Will Employment. This offer letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

Background Investigation. The required notices and forms for our background investigation are enclosed herewith. You must submit a completed form with your signed offer letter. Employment is contingent upon successful completion of the background check.

We are extremely pleased at the prospect of you joining the Company and look forward to a long and successful business relationship. If you accept the terms of this offer, please acknowledge your acceptance at your earliest convenience and return. Please keep one copy of this letter for your files and return the original to me within five (5) business days.

Sincerely,

/s/ Angelos M. Stergiou
Angelos M. Stergiou, MD, ScD h.c.
President & Chief Executive Officer

The foregoing letter correctly sets for the terms of my at-will employment with Sellas Life Sciences Group, Inc., which I hereby accept. Nothing contrained in this letter abrogates the at-will status of your proposed employment. I am not relying on any representations other than those set forth above.

/s/ Dragan Cicic January 2, 2020
Dragan Cicic      Date